Exhibit 10.1
TOLLGRADE COMMUNICATIONS, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
EFFECTIVE JANUARY 1, 1997

Prepared By:	Samuel C. Knoch November 27, 1996
Last amended: 02/16/07

ARTICLE I
OBJECTIVES
     Section 1.01 — Objectives. The Plan was originally adopted and was and continues to be, designed to achieve the following objectives:
(a)	Increase the profitability and growth of the Company in a manner which is consistent with the goals of the Company, its stockholders and its employees.

(b)	Provide executive compensation which is competitive with other high-tech companies and provide the potential for payment of meaningful cash awards.

(c)	Attract and retain personnel of outstanding ability and encourage excellence in the performance of individual responsibilities.

(d)	Motivate and reward those members of management who contribute to the success of the Company.

(e)	Allow the flexibility which permits revision and strengthening from time to time to reflect changing organizational goals and objectives.
     The intent of this Plan, which is effective as of January 1, 1997, is profit enhancement through quality performance.

ARTICLE II
DEFINITIONS
     Section 2.01 — Definitions. As used herein, the following words and phrases shall have the meanings below, unless the context clearly indicates otherwise:
(a)	“Award Year” shall mean a calendar year beginning on or after January 1, 1997.

(b)	“Beneficiary” shall mean the person or persons, natural or legal, designated in writing by the Participant to receive any benefits under the Plan which may become payable in the event of the Participant’s death or, if none is designated or surviving at the time of the Participant’s death, the Participant’s surviving spouse shall be the Beneficiary or, if there is no surviving spouse, then the Participant’s surviving children shall share equally or, if none, then the estate of the Participant shall be the Beneficiary.

(c)	“Board” shall mean the Board of Directors of Tollgrade Communications, Inc.

(d)	“Committee” shall mean the Compensation Committee of the Board.

(e)	“Company” shall mean the corporate entity of Tollgrade Communications, Inc. without regard to any subsidiaries thereof, unless further amended by the Board at a subsequent date to include another Participating Entity, as defined.

(f)	“Disability” shall mean the total and permanent disability of a Participant, as defined by any welfare benefit plan maintained by the Company or a Participating Entity which is applicable to the Participant, as in effect at the time of determination.

(g)	“Employee” shall mean any full-time or part time (meaning, for purposes of this Plan, an employee working twenty four (24) or more hours per week) common law employee of Tollgrade Communications, Inc. or a Participating Entity.

(h)	“ERISA” shall mean the Employment Retirement Income Security Act of 1974, as amended from time to time.

(i)	“Fair Market Value” shall mean the fair market value of one share of Tollgrade Communications, Inc. Common Stock as determined pursuant to Section 6.02.

(j)	“Financial Performance” shall mean the financial performance of Tollgrade Communications, Inc. and/or a Participating Entity as determined from time to time by the Committee or its delegate.

(k)	“Group” shall mean the group to which a Participant is assigned in accordance with Section 4.01.

(l)	“Incentive Compensation Award” shall mean the dollar amount of compensation awarded to a Participant for an Award Year as determined under Article V of the Plan.

(m)	“Participant” shall mean any Employee who has been designated by the Committee to be a participant in the Plan in accordance with Section 3.05, and only for as long as such designation remains in effect.

(n)	“Participating Entity” shall mean a subsidiary of an affiliate or other affiliated entity of the Company which elects to participate in the Plan with respect to its Employees and is approved by the Board to participate in the Plan, with such status as a Participating Entity and participation in the Plan ceasing automatically on the date the subsidiary or affiliate ceases to be a subsidiary or affiliate of the Company.

(o)	“Plan”: shall mean the Management Incentive Compensation Plan, effective January 1, 1997, as set forth herein, and as it may be amended from time to time hereafter.

(p)	“Salary” shall mean the Participant’s base salary and overtime payments from Tollgrade Communications, Inc. or a Participating Entity.

ARTICLE III
ADMINISTRATION OF THE PLAN
     Section 3.01 — Committee and Agents. Full power and authority to administer the Plan shall be vested in the Committee. The Committee may appoint a secretary who may, but need not be, a member of the Committee. The Committee may also employ such other agents as it deems appropriate to assist it with the administration of the Plan.
     Section 3.02 - Rules and Regulations. The Committee shall, from time to time, establish rules, forms and procedures of general application for the administration of the Plan.
     Section 3.03 — Quorum. A majority of the members of the Committee shall constitute a quorum for purposes of transacting business relating to the Plan. The acts of a majority of the members present (in person, or by conference telephone) at any meeting of the Committee at which there is a quorum shall be valid acts of the Committee. Acts reduced to and approved unanimously in writing by all of the Committee members shall also be valid acts.
     Section 3.04 — Plan Interpretation. The Committee shall have the full power and authority to construe and interpret the Plan, and make all determinations of Incentive Compensation Awards under the Plan, approve all Employees who are to participate in the Plan, determine the Group to which a Participant is assigned under Section 4.01, and determine all facts and other issues relating to claims and appeals under the Plan.
     Section 3.05 — Notice of Participation. The Committee shall send a written notice, in the form prescribed by the Committee or its delegate, informing the Employee that he or she has been selected to be a Participant in the Plan and specifying the period for which such designation is to remain in effect. No Employee shall have the right to become a Participant and shall not be a Participant until the date specified in the notice. Furthermore, being designated a Participant does not guarantee an Employee that an Incentive Compensation Award will be earned or paid.
     Section 3.06 — Costs. All costs and expenses involved in the administration of the Plan shall be borne by the Company or the Participating Entity.
     Section 3.07 - Unsecured Creditor. The Plan constitutes a mere promise by Tollgrade Communications, Inc. or the Participating Entity to make benefit payments in the future. The Company and the Participating Entities obligations under the Plan shall be unfunded and unsecured promises to pay. The Company and the Participating Entities shall not be obligated under any circumstance to fund their respective financial obligations under the Plan. Any of them may, in its discretion, set aside funds in a trust or other vehicle, subject to the claims of its creditors, in order to assist it in meeting its obligations under the Plan, if such arrangement will not cause the Plan to be considered a funded deferred compensation plan under ERISA, or the Internal Revenue Code of 1986, as amended, and provided, further, that any trust created by the Company or a Participating Entity and any assets held by such trust to assist the Company or the Participating Entity in meeting its obligations under the Plan will conform to the terms of the model trust, as described in Rev. Proc. 92-64, 1992-2 C.B. 422. To the extent that any Participant or Beneficiary or other person acquires a right to receive payments under the Plan, such right shall be no greater than the right, and each Participant and Beneficiary shall at all times have the status of a general unsecured creditor of the Participating Entity.
     Section 3.08 — Authority of Board and Committee. Any determination or action of the Committee or the Board and the records of the Committee shall be final, conclusive and binding on all Participants and Beneficiaries, and their beneficiaries, heirs, personal representatives, executors and administrators, and upon the Company, the Participating Entities and all other persons having or claiming to have any right or interest in or under the Plan. No Participant shall participate in any decision of the Board or the Committee which directly or indirectly affects the Plan.
     Section 3.09 — Amendment, Modification or Termination. The Board, in its sole discretion, may amend, modify or terminate the Plan at any time.
     Section 3.10 - Claims and Appeal Procedure.
(a)	In the event of a claim by a Participant or a Participant’s Beneficiary for or in respect of any benefit under the Plan or the method of payment thereof, such Participant or Beneficiary shall present the reason for his claims in writing to the Committee, in c/o the Secretary, if applicable, or such other person or entity designated and communicated by the Committee. The Committee, shall, within ninety (90) days after the receipt of such written claim, send written notification to the Participant or Beneficiary as to its disposition, unless special circumstance require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. In no event, shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the final decision.

In the event the claim is wholly or partially denied, the written notification shall state the specific reason or reasons for the denial, include specific references to pertinent Plan provisions on which the denial is based, provide an explanation of any additional material or information necessary for the Participant or Beneficiary to perfect the claim and a statement of why such material or information is necessary, and set forth the procedure by which the Participant or Beneficiary may appeal the denial of the claim. If the claim has not been granted and notice is not furnished within the time period specified in the preceding paragraph, the claim shall be deemed denied for the purpose of proceeding to appeal in accordance with paragraph

(b) below.

(b)	In the event a Participant or Beneficiary wishes to appeal the denial of his claim, he may request a review of such denial by making written application to the Committee, in c/o the Secretary, if applicable, or such other person or entity designated and communicated by the Committee, within sixty (60) days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not received within the applicable time period specified in paragraph (a) above). Such Participant or Beneficiary (or his duly authorized representative) may, upon written request to the Committee, review documents which are pertinent to such claim, and submit in writing issues and comments in support of his position.

Within sixty (60) days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or is agreed to by the parties, but in no event more than one hundred and twenty (120) days after such receipt), the Committee shall notify the Participant or Beneficiary of its final decision. Such final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the claim has not been granted and written notice is not provided within the time period specified above, the appeal shall be deemed denied.

(c)	If a Participant or Beneficiary does not follow the procedures set forth in paragraphs (a) and (b) above, he shall be deemed to have waived his right to appeal benefit determinations under the Plan. In addition, the decisions, actions and records of the Committee shall be conclusive and binding upon the Company, the Participating Entities and all persons having or claiming to have any right or interest in or under the Plan.

ARTICLE IV
PARTICIPANT ELIGIBILITY
     Section 4.01 — Designation of Groups. An Employee who is designated by the Committee as a Participant for an Award Year shall be a member of a Group, as determined from time to time by the Committee or its delegate. With respect to a Participant who moves from one Group to another during an Award Year, such Participant shall be treated as a member of each Group for the period of time in that Group during the Award Year and the Participant’s actual Salary for the period in each Group shall be used to calculate the Incentive Compensation Award applicable for the period of time in each Group.
     Section 4.02 — Termination of Employment. A Participant who voluntarily or involuntarily terminates employment with the Company and all Participating Entities prior to the end of an Award Year or subsequent to the end of an Award Year but prior to the time that Incentive Compensation Awards for such award year are paid by the Company will forfeit any right to an Incentive Compensation Award for the Award Year during which termination occurs, except as otherwise provided in Section 4.03 below or as otherwise determined by the Committee or its delegate.
     Section 4.03 — Death, Retirement, Disability, Leave of Absence or Transfer. If, during an Award Year, a Participant dies, retires, becomes disabled, is granted a leave of absence, or is transferred to a non-Participating Entity or out of all Groups, the Committee may, at its discretion or under such uniform rules as it may prescribe, make a partial or full Incentive Compensation Award to the Participant for the Award Year.
     Section 4.04 — Directors. A member of the Board who is not an Employee in one of the Groups may not participate in the Plan.
     Section 4.05 - New Participants. Except as otherwise provided in this Section 4.05, an Employee who is not a Participant as of the first day of an Award Year shall not become a Participant for that Award Year. New Employees of the Company or a Participating Entity hired during an Award Year, and Employees promoted to a Group during the Award Year who were not eligible to participate in the Plan at the beginning of the Award Year, may become a Participant during an Award Year and participate in the Plan for such Award Year on a pro-rata basis if the Employee becomes a Participant effective not later than (6) months after the beginning of the Award Year. Notwithstanding the above, the Committee, in its discretion, may provide in writing that a new Employee or an Employee promoted to a Group during an Award Year, shall join the Plan more than six months after the beginning of an Award Year and shall specify in such writing the basis in which the New Employee or an Employee promoted to a Group during an Award Year, shall be eligible for an Incentive Compensation Award for the first Award Year.
     Section 4.06 — New Participating Entities. Except as otherwise provided in this Section 4.06, a Participating Entity may only join the Plan as of the first day of an Award Year. New Participating Entities acquired during an Award Year, or otherwise not participating in the Plan at the beginning of the Award Year, may become a Participating Entity during an Award Year and participate in the Plan for such Award Year on a pro-rata basis, or other basis specified by the Committee, if the Participating Entity joins the Plan effective not later than six (6) months after the beginning of the Award Year. Notwithstanding the above, the Committee, in its sole discretion, may provide in writing that a Participating Entity shall join the Plan more than six (6) months after the beginning of an Award Year and shall specify in such writing the basis on which the Participating Entity’s Participants shall be eligible for an Incentive Compensation Award for the first Award Year.
ARTICLE V
DETERMINATION OF INCENTIVE COMPENSATION AWARD
AND DISCRETIONARY BONUS
     Section 5.01 — Required Financial Performance Levels. In order for an Incentive Compensation Award to be made for an Award Year, the following performance levels must be met:
(a)	The minimum level of Financial Performance, including the effect of any amounts calculated as due under this or any other Incentive Compensation Plan, as established by the Committee for an Award Year for Tollgrade Communications, Inc. or a Participating Entity and as set forth on Appendix I hereto which shall be modified annually for each Award Year, must be met before any Incentive Compensation Award based on Tollgrade Communications, Inc.’s or such Participating Entity’s Financial Performance can be made.

(b)	The Committee shall establish from time to time and communicate to Participants the performance rating required to apply the minimum, maximum and other intermediate percentages within the performance criteria established under Section 5.02 for purposes of calculating the Incentive Compensation Award for an Award Year; provided, however, that notwithstanding any other provision of the Plan to the contrary, any Participant who receives a rating of “unsatisfactory” on any performance appraisal report during an Award Year shall be ineligible for an Incentive Compensation Award for that Award Year, and any Participant who receives a rating of “improvement needed” on any performance appraisal report during an Award Year shall be eligible for all or part of any Incentive Compensation Award for that Award Year only if approved by the Committee upon recommendation of the Company’s management.
     Section 5.02 - Performance Criteria.
(a)	The Incentive Compensation Award for a Participant may be calculated in part on the basis of Financial Performance and in part on the basis of the Financial Performance of the Participating Entity who employs the Participant.

(b)	In addition to the Financial Performance criteria referred to in paragraph (a) above, the Incentive Compensation Award for a Participant may be calculated in part based on the Participant’s individual performance and/or performance of the Participant’s job unit, the levels of which will be measured by general criteria (e.g., revenues, margins, cost management, quality, customer service, etc.) and in part may consist of a discretionary piece based on the Participant’s individual performance measured by personal behavioral criteria (e.g. attitude, teamwork, etc.). Guidelines for determining the requirements for achieving the various performance levels (e.g., Outstanding, Meets Expectations, etc.) will be developed by the Committee or its delegate and communicated to Participants from time to time during the Award Year.
(c)	The Committee may, in its sole discretion, change or eliminate the performance criteria referred to in paragraphs (a) or (b) above, and may establish new or additional performance criteria, from time to time, provided that the applicable performance criteria are communicated to affected Participants.

(d)	the specific Group and Performance criteria in effect for the applicable Award Year and until further amended by the Committee, is as set forth in Appendix I to this Plan.
     Section 5.03 — Determination of Salary Percentage and Allocation of Performance Criteria. The Committee shall determine and, itself or through its delegate, communicate to Participants from time to time the percentage of a Participant’s Salary to be taken into account for purposes of determining a Participant’s Incentive Compensation Award for an Award Year. The Committee shall also determine and, itself or through its delegate, communicate to Participants the percentages of the performance criteria established under Section 5.02 above which are applicable to Participants in each Group, and for this purpose may subdivide each Group into Participants and Participating Entity Participants, or such other subgroups as it may determine.
     Section 5.04 — Determination of Incentive Compensation Award. The amount of a Participant’s Incentive Compensation Award for an Award Year, if any, shall be determined by the Committee or its delegate in accordance with the terms of the Plan and shall be communicated in writing to the Participant on or before March 15th of the next year.
     Section 5.05 — Determination of Discretionary Bonus. The Committee may grant, from time to time in its sole discretion, a bonus to any Participant based on any criteria it determines. Such bonus, if specifically designated by the Committee as payable under this Plan, shall be subject to such provisions of the Plan as it shall specify.

ARTICLE VI
PAYMENT TO PARTICIPANTS
     Section 6.01 — Timing of Payment. An Incentive Compensation Award for an Award Year shall be paid to the Participant, or in the case of death to the Participant’s Beneficiary, on or before March 15th of the next year.
     Section 6.02 — Payment in Common Stock. Consistent with the provisions of the Tollgrade Communications, Inc. Long-Term Incentive Compensation Plan (LTIC) or any similar plan in effect from time to time, and at the discretion of the Compensation Committee which administers the LTIC (the “Committee”), Incentive Compensation Awards payable under any Section of this Article VI may be paid in whole or in part in shares of Tollgrade Communications, Inc. Common Stock. The number of shares of Common Stock to be paid would be determined by dividing the cash payment which would otherwise be made by the Fair Market Value on the date on which the payment is to be made. Any fractional shares shall be paid in cash. A Participant shall be considered, on the date as of which Fair Market Value is determined for purposes of the stock distribution, as a shareholder of Tollgrade Communications, Inc. with respect to the shares to be distributed.
     For purposes of this Section 6.02, Fair Market Value shall have the meaning assigned to it under the LTIC or similar plan in effect at the time. To the extent there is no such plan in effect, Fair Market Value shall be the mean between the following prices, as applicable, for the date as of which Fair Market Value is to be determined, as quoted in The Wall Street Journal (or in such other reliable publication as the Committee or its delegate, in its discretion, may determine to rely upon):
(a)	if the Common Stock is listed on the New York Stock Exchange, the highest and lowest sales prices per share of the Common Stock as quoted in the NYSE-Composite Transactions listing for such date,

(b)	if the Common Stock is not listed on the New York Stock Exchange, the highest and lowest sales prices per share of Common Stock for such date on (or on any composite index including) the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which the Common Stock is listed, or

(c)	if the Common Stock is not listed on any exchange referred to in paragraphs (a) or (b) above, the highest and lowest sales prices per share of the Common Stock for such date on the National Association of Securities Dealers Automated Quotations System or any successor system then in use (“NASDAQ”).
     If there are no such sales price quotations for the date as of which Fair Market Value is to be determined, but there are such sale price quotations within a reasonable period both before and after such date, then the Fair Market Value shall be determined by taking a weighted average of the means between the highest and lowest sales prices per share of the Common Stock as so quoted on the nearest date before and the nearest date after the date as of which Fair Market Value is to be determined. The average should be weighted inversely by the respective numbers of trading days between the selling dates and the date as of which Fair Market Value is to be determined. If there are no such sale price quotations on or within a reasonable period both before and after the date as of which Fair Market Value is to be determined, then Fair Market Value shall be the mean between the bona fide bid and asked prices per share of Common Stock as so quoted for such date on NASDAQ, or if none, the weighted average of the means between such bona fide bid and asked prices on the nearest trading date before and the nearest trading date after the date as of which Fair Market Value is to be determined in the manner described above in this Section 6.02.
     If the Fair Market Value of the Common Stock cannot be determined on the basis previously set forth in this Section 6.02 on the date as of which Fair Market Value is to be determined, the LTIC Committee or its delegate shall in good faith determine the Fair Market Value of the Common Stock on such date. Fair Market Value shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.
     Section 6.03 — Beneficiary Designation. A Participant may file with the Committee or its delegate a completed designation of Beneficiary Form as prescribed by the Committee or its delegate. Such designation may be made, revoked or changed by the Participant at any time before death. Such designation of Beneficiary will not be effective and supersedes all prior designations until it is received and acknowledged by the Committee or its delegate. If the Committee has any doubt as to the proper Beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made in good faith shall fully discharge the Committee, the Participating Entities and the Board from all further obligations with respect to that payment.
ARTICLE VII
MISCELLANEOUS PROVISIONS
     Section 7.01 - No Recourse. If the Financial Performance taken into account for determination of an Incentive Compensation Award is found to be incorrect by the Company’s independent certified public accountants and was more than the correct amount, there shall be no recourse by the Company against any person or estate. However, the Company shall have the right to correct such error by reducing by the entire excess amount any subsequent payments yet to be made under the Plan for all Award Years.
     Section 7.02 — Expense. Incentive Compensation Awards shall be treated as an expense for book purposes in the fiscal year of the Company or the Participating Entity, as applicable, in which the Incentive Compensation Award is earned by a Participant, as opposed to subsequent fiscal year(s) during which the Incentive Compensation Award is paid.
     Section 7.03 - Merger or Consolidation. All obligations for amounts earned but not yet paid under this Plan shall survive any merger, consolidation or sale of all or substantially all of Tollgrade Communications, Inc. or a Participating Entity’s assets to any entity, and be the liability of the successor to the merger or consolidation or the purchaser of assets.
     Section 7.04 — Legal Costs. A Participant will be reimbursed by the Company (or its successor) for any and all expenses incurred in successfully enforcing, by judgment of a court of competent jurisdiction and after all appeals have been exhausted, the Participant’s right to receive payments under the terms of this Plan.
     Section 7.05 — Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine and vice versa. The singular shall include the plural and the plural shall include the singular whenever used herein unless the context requires otherwise.
     Section 7.06 — Construction. The provisions of the Plan shall be construed, administered and governed by the laws of the Commonwealth of Pennsylvania, including its statute of limitations provisions, to the extent not preempted by ERISA or other applicable Federal law. Titles of Articles and Sections of the Plan are for convenience of reference only and are not to be taken into account when construing and interpreting the provisions of the Plan.
     Section 7.07 - Non-alienation. Except as may be required by law, neither the Participant nor any Beneficiary shall have the right to, directly or indirectly, alienate, assign, transfer, pledge, anticipate or encumber (except by reason of death) any amount that is or may be payable hereunder, including in respect of any liability of a Participant or Beneficiary for alimony or other payments for the support of a spouse, former spouse, child or other dependent, prior to actually being received by the Participant or Beneficiary hereunder, nor shall the Participant’s or Beneficiary’s rights to benefit payments under the Plan be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or Beneficiary or to the debts, contracts, liabilities, engagements, or torts of any Participant or Beneficiary, or transfer by operation of law in the event of bankruptcy or insolvency of the Participant or any Beneficiary, or any legal process.
     Section 7.08 — No Employment Rights. Neither the adoption of the Plan nor any provision of the Plan shall be construed as a contract of employment between the Company or a Participating Entity and any Employee or Participant, or as a guarantee or right of any Employee or Participant to future or continued employment with the Company or a Participating Entity, or as a limitation on the right of the Company or a Participating Entity to discharge any of its Employees with or without cause. Specifically, designation as a Participant does not create any rights, and no rights are created under the Plan, with respect to continued or future employment or conditions of employment.
     Section 7.09 - Minor or Incompetent. If the Committee determines that any Participant or

Beneficiary entitled to a payment under the Plan is a minor or incompetent by reason of physical or mental disability, it may, in its sole discretion, cause any payment thereafter becoming due to such person to be made to any other person for his benefit, without responsibility to follow application of amounts so paid. Payments made pursuant to this provision shall completely discharge the Participating Entities, the Plan, the Committee and the Board.
     Section 7.10 — Illegal or Invalid Provision. In case any provision of the Plan shall be held illegal or invalid for any reason, such illegal or invalid provision shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced without regard to such illegal or invalid provision.

APPENDIX I
TOLLGRADE COMMUNICATIONS, INC.
FINANCIAL, GROUP AND PERFORMANCE CRITERIA
EFFECTIVE FOR AWARD YEAR 2007
I. Performance Criteria
   A. Financial Performance Criteria
     The parameter upon which Awards under the Plan may be made will be a measurement of the attained Operating Income as determined by applicable generally accepted accounting standards consistently applied, based upon a minimum threshold which must be achieved before any Award may be made. The Committee, at its sole discretion, will establish the Operating Income goal. It also may provide that adjustments be made to the stated Operating Income goal for certain non-recurring financial items that may arise from time to time. For Award Year 2007, the Committee has established the minimum Operating Income levels set forth in Table 1 below. The Committee has also established a fixed sum of funds which will be available for Awards, based on the commensurate level of Operating Income achieved, as specified in Table 1 (herein, the “Annual Award Pool”).
     For Award Year 2007, the following matrix defines the achievement factors to be used to develop an Award payment:
Table 1: Award Year 2007 Achievement Factors

	Benchmark A
	(Minimum
	Threshold)	Benchmark B	Benchmark C	Benchmark D
2007 Operating Income	$7.5 million	$11.2 million*	$17 million	$25 million
Annual Award Pool	$375,000	$560,000	$1,020,000	$2,125,000

*	Based on Board-approved 2007 Operating Plan, calculated at 5% of Plan Net Operating Income number.
     To the extent that the Operating Income level achieved is between the benchmarks specified in Table 1, the Annual Award Pool shall be prorated accordingly, provided that, no adjustment shall be made to the Minimum Threshold specified in Table 1.

     If the Operating Income level achieved is at Benchmark D, applicable Awards will be calculated at 100% of the individual Award Achievement levels specified in this Appendix I, applied to the Annual Award Pool. At the other Benchmark levels, applicable Awards will be prorated based upon the Benchmark D Operating Income level at 100%, provided that, no Awards shall be made if the Operating Income is not equal to or greater than the Minimum Threshold.
     The Operating Income which determines attainment must include the effect of any Awards calculated under the Plan.
     Once an Award payment is determined to exist under the guidelines of the Plan, eighty percent (80%) of the amount due will be based on the financial performance criteria.
B. Discretionary Performance Criteria
     Twenty percent (20%) of any Award calculated under the Plan will be based on the appropriate achievement of specific individual performance goals as established between the individual and their immediate supervisor. These goals must be established in the following format:

Discretionary Criteria	Discretionary Achievement Factor
Attitude/Teamwork	20%
Achieving Operating Budget	20%
Discretionary Criteria (3)	20% each
II.	Groups

Group	Title	Percentage
I	CEO	45

II	Chief Financial Officer	35
	Vice President, Marketing	35

III	Vice President, Research & Development	25
	Vice President, Operations	25
	General Counsel	25
	Vice President, Human Resources	25
	Vice President, Global Sales	25

IV	Chief Information Officer	20
	Controller	20

Group	Title	Percentage
	Director, Manufacturing	20
	Executive Director, Engineering	20
	Executive Director, Engineering Cable Development	20
	Executive Director, Technology	20
	Executive Director, Systems Engineering & Product Development	20
	Executive Director, Development, Test & Support	20
	Executive Director, Business Development	20
	Executive Director, Marketing	20
	Executive Director, Quality	20

V	Assistant Controller	15
	Director, Customer Service	15
	Director, Software Development	15
	Assistant Secretary	15
	Director, Marketing	15
	Director, Corporate Communications	15
	Director, Facilities & Environmental Management	15
	Director, Sustaining Engineering	15
	Director, Regulatory Compliance	15
	Director, Purchasing	15
	Director, Validation	15
	Engineering Manager - All	15
	Taxation & Compliance Manager	15
	Marketing Manager - All	15
	Principal Engineer - All	15
	Product Marketing Manager	15
	Manager, Test Engineering Cable	15
	Manager, Hardware/Software Test Engineering	15
	Senior Network Administrator	15
	Director, Sales Engineering	15

VI	Accounts Payable Manager	10
	Corporate Attorney	10
	Communications Manager	10
	Customer Service Supervisor	10
	Director, CAD	10
	Director, Documentation	10
	Group Leader-Shipping & Receiving	10
	Manager , Business Development	10
	Lead Positions (All)	10
	Manager, Accounting	10

Group	Title	Percentage
	Product Validation & Certification Manager	10
	Manager, Production Support Engineering	10
	Manager, Technical Communications	10
	Manager, Repairs	10
	Payroll Manager	10
	Production Support Team Leader	10
	Production Team Leader	10
	Project Manager - All	10
	Test Engineer Hardware Design Engineer	10
	Quality Control Team Leader	10
	Senior CAD Designer	10
	Senior Engineer - All	10
	Sr. Technical Writer	10
	Senior Field Engineer	10
	Senior Systems Administrator	10
	Senior Team Leader – Production	10
	Team Leader - Test Engineering All	10
	Manager, Technical Services (Cable Status Monitoring Group)	10

VII	All other exempt	5

VIII	All non-exempt personnel	5